SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

November 23, 2009
Date of Report (Date of Earliest Event Reported)

FUSHI COPPERWELD, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of
incorporation or organization)

0-19276	13-3140715
(Commission File Number)	(I.R.S. Employer Identification
Number)

1 Shuang Qiang Road
Jinzhou, Dalian, People’s Republic of China
(Address of principal executive offices)

116100
(Zip Code)

(011)-86-411-8770-3333
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 23, 2009 Fushi Copperweld, Inc. (the “Company”), entered into an Executive Employment Agreement with Joseph J. Longever (the “Executive Employment Agreement”), pursuant to which Mr. Longever shall now serve as the Company’s Co-Chief Executive Officer for a two year term.  Prior to this appointment, since July 13, 2009,  Mr. Longever served as Executive Vice President and Chief Commercial Officer.

Mr. Longever, age 56, has more than 25 years of bimetallic products experience and over 29 years of experience in sales and manufacturing management. Prior to joining the Company in July 2009, Mr. Longever ran an independent consulting service he founded in 2007 which, in collaboration with his clients’ strategic initiatives, directed all global activity including sales, marketing, supply chain development and management. . From 1999 to 2007, Mr. Longever held various senior management, and sales and marketing positions at Copperweld Bimetallics, LLC, culminating as Vice President and Chief Operating Officer where he was responsible for global sales, research and development, engineering, and global corporate strategy. Mr. Longever also served as Executive Vice President and General Manager at Crest Manufacturing Company from 1990 to 1997, and held sales management roles at Texas Instruments from 1980 to 1990. Mr. Longever, holds a Bachelor’s degree in Business Administration from the Nathaniel Hawthorne College in New Hampshire.

Mr. Longever has no family relationships with any of the executive officers or directors of the Company.  There were no arrangements or understandings between Mr. Longever and any other person pursuant to which he was selected as Co-Chief Executive Officer.  There have been no related party transactions in the past two years in which the Company or any of its subsidiaries was or is to be a party, in which Mr. Longever had, or will have, a direct or indirect material interest.

In accordance with the Executive Employment Agreement, the initial term of employment shall be for two years unless terminated earlier and shall be automatically extended for an additional one-year period upon the same terms and conditions unless a written notice of non-renewal is given by either party at least ninety (90) days before the expiration date of the then current Term.

Mr. Longever will receive an annual salary of no less than $225,000 per year, such salary to increase at the discretion of the Compensation Committee of the Board of Directors of the Company.  In addition to Mr. Longever’s annual base salary, he shall be entitled to participate in an annual cash bonus plan and equity incentive plans sponsored by the Company as may be established from time to time.  Pursuant to the terms of the employment agreement and as approved by the Compensation Committee, Mr. Longever was issued an option to purchase 200,000 shares of the Company’s common stock, with an exercise price of $7.93 per share, and was awarded 50,000 shares of restricted stock, which restricted stock vests 20% per completed year of service.

The description of the material terms of Mr. Longever’s Executive Employment Agreement is qualified in its entirety by reference to Mr. Longever’s Executive Employment Agreement filed herewith, and incorporated by reference as Exhibit 10.1.

Item 8.01.	Other Events.

On November 30, 2009, we issued a press release announcing the appointment of Joseph Longever as Co-Chief Executive Officer of the Registrant.  The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following exhibits are furnished herewith:

Exhibit No.	Description

10.1	Executive Employment Agreement, dated November 23, 2009 between the Company and Joseph Longever.

99.1	Press Release, dated November 30, 2009

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: November 30, 2009	By:	/s/ Fu Li
Name: Fu Li
Title: Co-Chief Executive Officer